Exhibit 10.3

AMENDMENT #1 TO EMPLOYMENT AGREEMENT

This Amendment #1 (this “Amendment”) to the Employment Agreement (the “Agreement”), dated September 8, 2020 (the “Effective Date”), by and between Diffusion Pharmaceuticals Inc. (the “Company”) and Robert J. Cobuzzi, Ph.D. (the “Executive”), is made and entered into as of March 29, 2023.

RECITALS

WHEREAS, the Company and the Executive previously entered into the Agreement setting forth the terms and conditions of Executive’s employment with the Company.

WHEREAS, in accordance with and pursuant to Section 5.4 of the Agreement, the Company and the Executive each desire to amend certain terms and conditions of Executive’s employment with the Company as explicitly set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

AMENDMENT TO AGREEMENT

1.	Section 3.1 of the Agreement is hereby amended and restated in its entirety as follows:

“3.1. Base Salary. During the Term of Employment, the Executive shall receive an initial base salary per annum of $410,000, which shall be payable in cash in accordance with the Company’s normal payroll practices as in effect from time to time. Executive’s Base Salary for the 2020 calendar year shall be pro-rated based on the number of days Executive is employed as the Company Chief Executive Officer in the 2020 calendar year in relation to 366 days. During the Term of Employment, the Board may review the Executive’s base salary and the Board (excluding the Executive) may, in its sole discretion, increase (but not decrease) such base salary by an amount it determines to be appropriate. The Executive’s base salary, as may be in effect from time to time, is referred to herein as “Base Salary.”

2.	Section 3.2 of the Agreement is hereby amended and restated in its entirety as follows:

“3.2. Annual Bonus. During the Term of Employment, the Executive shall be eligible to earn an annual performance bonus based on the achievement of the performance goals established by the Board or a committee thereof in its sole discretion, with an annual target bonus opportunity of 50% of the Base Salary and the potential to earn a higher bonus for above target performance, with the amount of any such bonus to be determined in the sole discretion of the Board or a committee thereof, in any case, excluding the Executive (the “Annual Bonus”). Executive’s earned Annual Bonus, if any, for the 2020 calendar year shall be pro-rated based on the number of days Executive is employed as the Company Chief Executive Officer in the 2020 calendar year in relation to 366 days. Any Annual Bonus earned for any performance period shall be paid in cash as a lump sum by no later than the first March 15th to occur after the end of the applicable performance period. Except as set forth in Section 4.2, the Executive must be employed by the Company on the bonus payment date in order to receive an earned Annual Bonus with respect to any performance period.”

3.	In all other respects, the Agreement shall continue in full force and effect.

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IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Diffusion Pharmaceuticals Inc.		Executive

By:	/s/ William Elder	By:	/s/ Robert J. Cobuzzi, Jr., Ph.D.

Name:	William Elder	Name:	Robert J. Cobuzzi, Jr., Ph.D.

Title:	General Counsel